UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2009

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34172	98-0589183
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Else-Kroener-Strasse 1 61352 Bad Homburg v.d.H. Germany
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code +49 (6172) 608 0

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2009, the Board of Directors of Fresenius Kabi Pharmaceuticals Holding, Inc. (the “Company”) elected Dr. Bernhard Hampl, age 60, to serve as a Director of the Company, effective as of November 1, 2009. Dr. Hampl was also appointed Executive Chairman of the Board of Directors.

Dr. Hampl also serves as a member of the Board of Directors of ChemWerth, Inc., a private corporation, and as an advisor to Advent International Corporation, Farmhispania and Guidpoint Global.

During his notable career, Dr. Hampl worked for 15 years for Cyanamid GmbH and its business units, Lederle and Durachemie GmbH, where he held positions as Director, Research and Development, Technical Director and Plant Director. In 1995, Dr. Hampl joined Hexal AG, a leading manufacturer and marketer of generic pharmaceuticals in Germany, and led business development opportunities in the U.S. generics market. In October 1995, Hexal acquired 50 percent of Eon Labs, Inc., and 100 percent ownership in 2000. During this time, Dr. Hampl served as President and CEO. In July 2005, Sandoz, Inc., a division of Novartis AG, completed its merger with Eon Labs and Dr. Hampl became the President and Chief Executive Officer of Sandoz, Inc., the U.S. operating unit of Sandoz. He resigned from Sandoz effective September 30, 2008. While CEO of Sandoz, Dr. Hampl also served as a member of the Executive Board of the Generic Pharmaceutical Association. He received his Ph.D. in pharmaceutical chemistry from Ludwig-Maximillians University in Munich, Germany.

Dr. Hampl’s agreement with the Company provides that he is appointed Executive Chairman of the Board through November 1, 2012. As Executive Chairman of the Board Dr. Hampl will receive a Director fee of $150,000.00 per year and an amount equal to two times the standard Board Member meeting fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC.

By: /s/ RICHARD J. TAJAK
Richard J. Tajak Executive Vice President and Chief Financial Officer

Dated: November 2, 2009